KOLLMORGEN CORPORATION
                             Reservoir Place
                            1601 Trapelo Road
                            Waltham, MA  02154





                                         April 3, 1998





Dear Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 13, 1998, at 10:00 a.m. at the Auditorium, BankBoston, N.A., 100 Federal Street, Boston, Massachusetts.

    At the Annual Meeting you will be asked to elect four directors and approve the 1998 Management Stock Incentive Plan. These matters are fully discussed in this Notice of Annual Meeting and Proxy Statement. As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of the Corporation, as well as ask questions that you might have about Kollmorgen.

    Your vote is important, regardless of the number of shares that you hold. Accordingly, we would appreciate it if you would promptly execute and return the proxy card enclosed with this material.


                                     Sincerely,



                                     Gideon Argov
                                     Chairman of the Board,
                                     President and
                                     Chief Executive Officer

                         KOLLMORGEN CORPORATION
                            Reservoir Place
                           1601 Trapelo Road
                          Waltham, MA  02154


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                         April 3, 1998

To the Shareholders of
Kollmorgen Corporation:

    The Annual Meeting of Shareholders of Kollmorgen Corporation will be held at the Auditorium, BankBoston, N.A., 100 Federal Street, Boston, Massachusetts, on Wednesday, May 13, 1998, at 10:00 a.m., local time, for the following purposes:

    1.  To elect four Class II directors;

    2.  To approve the 1998 Management Stock Incentive Plan;

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on March 25, 1998, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

                             By order of the Board of Directors



                             James A. Eder
                             Secretary


    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
    *                           IMPORTANT                           *
    *                                                               *
    *   It is important that your shares be represented at the      *
    *   Annual Meeting.  Please sign, date and return the enclosed  *
    *   proxy card promptly in order that your shares will be       *
    *   voted at the Annual Meeting.  A return envelope, which      *
    *   requires no postage if mailed in the United States, is      *
    *   enclosed for your convenience.                              *
    *                                                               *
    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                PROXY STATEMENT

GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kollmorgen Corporation (the "Corporation") to be used in voting at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 13, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"). The close of business on March 25, 1998, is the record date for shareholders entitled to notice of and to vote at the Annual Meeting. At such record date, there were outstanding 10,054,474 shares of the Corporation's Common Stock, par value $2.50 per share ("Common Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Corporation. This Proxy Statement, the accompanying form of proxy and the 1997 Annual Report to Shareholders are being first sent to shareholders on or about
April 3, 1998.

VOTING

    Shares may be voted by shareholders of record in person or by proxy, and shares represented by a properly executed proxy will be voted with respect to all shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted as recommended by the Board of Directors and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting or any adjournments or postponements thereof.

    If a shareholder participates in the Corporation's Dividend
Reinvestment Plan, any shares of Common Stock held in his/her account will be voted in accordance with the proxy returned by that person unless other instructions are received.

    Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Corporation either at the Annual Meeting or before the Annual Meeting at Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, Attention: Secretary.

    Under New York law and the governing instruments of the Corporation, the presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the Annual Meeting by shareholders entitled to vote in the election. Approval of the proposed 1998 Management Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or proxy and entitled to vote on this matter at the Annual Meeting. Any other matters that may be submitted to shareholders at the Annual Meeting will require the affirmative vote of a majority of the votes cast at the Annual Meeting by shareholders entitled to vote on such matters.

    An independent inspector of election will tabulate all votes cast at the Annual Meeting. For purposes of the foregoing voting requirements, the inspector of election will treat shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions will be counted as votes cast at the Annual Meeting. Accordingly, such proxies will not have any effect on the outcome of the voting on the election of directors but they will have the same effect as a vote against the proposed 1998 Management Stock Incentive Plan. In the event that any other matters are submitted to shareholders at the Annual Meeting, abstentions will have no impact on the voting with respect to those matters.

    Shares represented at the Annual Meeting that are held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and over which the broker or nominee does not have discretionary voting power on a particular matter (so-called, "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. However, such shares will not be treated as shares that are entitled to vote on the particular matter as to which the broker or nominee does not have discretionary authority, nor will they be treated as votes cast at the Annual Meeting. Accordingly, broker non-votes will have no impact on the voting with respect to any matter to come before the Annual Meeting.

SOLICITATION

    The cost of this solicitation will be borne by the Corporation. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Corporation (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Corporation has retained the firm of Georgeson & Company, Inc. to aid in the solicitation of proxies, for which the Corporation has agreed to pay a maximum fee of $6,000 plus out-of-pocket expenses. The Corporation will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.


                  ITEM 1.   ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS AND COMMITTEES

    The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board serve on one or more committees to carry out particular responsibilities.

    The Board of Directors held a total of nine regular and special meetings during 1997. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served.

    The Audit Committee is responsible for overseeing and reviewing the audit of the Corporation's books and accounts, for reviewing the audited financial statements of the Corporation, for reviewing the Corporation's internal control procedures and for reviewing and approving the Corporation's independent public accountants. No member of this Committee is an employee of the Corporation. The Audit Committee met two times during 1997.

    The Personnel and Compensation Committee generally is responsible for reviewing the Corporation's compensation policies and practices, and specifically for (i) reviewing and recommending to the Board of Directors the total compensation and benefit programs applicable to the Corporation's key employees, including corporate officers, and (ii) administering the Corporation's stock option plans. Also, this Committee reviews and makes recommendations on the policies and programs for the development of management personnel throughout the Corporation. This Committee met three times in 1997.

    The Retirement Plans Committee advises the Board with respect to the Corporation's retirement plans and trusts, reviews the selection of trustees, recommends investment managers, and recommends action regarding the establishment and amendment of the retirement plans and trusts. This Committee held three meetings in 1997.

    The Corporation does not have a standing nominating committee.

    The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business of the Corporation between regular meetings of the entire Board. The Executive Committee met once in 1997.

INFORMATION ON NOMINEES

    The Corporation's By-Laws provide for two classes of directors, with each class to serve a term of two years and to be composed of not less than three nor more than five directors. The Board is presently composed of nine directors, five of whom are members of Class I and four of whom are members of Class II. The current terms of the members of Class II are scheduled to expire at this Annual Meeting.

    Accordingly, the four Class II nominees standing for election at this Annual Meeting are Gideon Argov, Robert J. Cobuzzi, Geoffrey S. Rehnert and George P. Stephan. If elected, their terms will expire in 2000. Biographical summaries of each nominee and of the continuing directors appear on the following pages.

    All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE FOLLOWING NOMINEES:

                                 NOMINEES

For Class II Directors, whose terms expire in 2000:

GIDEON ARGOV, 41, is the Chairman of the Board, President and Chief Executive Officer of the Corporation. He was elected Chairman of the Board on March 26, 1996. He has been a director of the Corporation since May 23, 1991, and served as the Vice Chairman of the Board from that date until November 1991, when he was elected President and Chief Executive Officer. From 1988 to May 1991, he was the President and Chief Executive Officer of High Voltage Engineering Corporation. Mr. Argov is a member of the Executive Committee. He is also a director of TransTechnology Corporation and WorldCorp Inc.

ROBERT J. COBUZZI, 56, is the Senior Vice President, Treasurer and Chief Financial Officer of the Corporation. He joined the Corporation in July 1991 as the Treasurer, Chief Financial Officer and a Vice President. He was elected to his current position as Senior Vice President in February 1993. He was elected a Director of the Corporation in 1996 and is a member of the Retirement Plans Committee.

GEOFFREY S. REHNERT, 40, is a Managing Director and a General Partner of Bain Capital, Inc., a private equity firm located in Boston, Massachusetts. Mr. Rehnert has been associated with Bain Capital, which he helped to found, since 1984. He is also Chairman of the Board of GT Bicycles, and a director of ICON Health & Fitness, Inc., FTD Holdings, Inc. and WorldCorp Inc., as well as a director of several privately held companies. He was elected a director of the Corporation in 1996.

GEORGE P. STEPHAN, 64, is a Managing Director and a member of Stonington Group, LLC., a financial and management consulting firm located in East Hartford, Connecticut, a position he has held since 1994. From February 1992 through 1993, he acted in an of-counsel capacity to the law firm of Murtha, Cullina, Richter and Pinney located in Hartford, Connecticut.

For over 21 years, Mr. Stephan held various executive management positions with the Corporation and served as the Chairman of the Board of the Corporation from 1991 until March 26, 1996. Mr. Stephan is a member of the Corporation's Executive Committee and Chairman of its Retirement Plans Committee and has been a director of the Corporation since July 1982. He is also a director of Barr Laboratories, Inc., and a member of the Board of Advisors of the Hartwick Humanities in Management Institute.

                              CONTINUING DIRECTORS

Class I Directors, whose terms expire in 1999:

JERALD G. FISHMAN, 52, is the President, Chief Executive Officer and a director of Analog Devices, Inc., Norwood, Massachusetts. Prior to November 1996 he was the President and Chief Operating Officer of that company for five years. He served as the Executive Vice President of that company from 1988 to November 1991 and was the Group Vice President-Components from 1981 to 1988. He is a member of the Corporation's Executive and Personnel and Compensation Committees. Mr. Fishman is also a director of Aware, Inc.

HERBERT L. HENKEL, 49, is the President of Textron Industrial Products, Textron, Inc., Providence, Rhode Island, a position he has held since December 1995. Prior to that date, he was for two years the Group Vice President responsible for Textron's industrial segment and was the President of Greenlee Textron from August 1987 to October 1995. Prior to joining Textron, Mr. Henkel was the President and Chief Executive Officer of Southern Fastening Systems for two years.

JAMES H. KASSCHAU, 46, is the President of International Contract Furnishings, Inc., Norwood, New Jersey, a position he has held since October 1995. Prior to that date, he was the President of Tinicum Incorporated, an investment management company located in New York, New York, and the President of Tinicum Enterprises, Inc., Garden City, New York. Mr. Kasschau has been a director of the Corporation since March 1990. He is the chairman of the Audit Committee and a member of the Retirement Plans Committee.

J. DOUGLAS MAXWELL, JR., 56, is Chairman of the Board and Chief Executive Officer of Swissray Empower, Inc., a distributor of medical products. From 1984 to 1988, he was President of Chemco Technologies, Inc., a manufacturer of graphic art film, paper, chemicals and related equipment, located in Glen Cove, New York. He has been a director of the Corporation since April 1983. He is a member of the Audit Committee and Personnel and Compensation Committee of the Board. Mr. Maxwell is also a director of the First National Bank of Long Island.

ROBERT N. PARKER, 69, is a business consultant. From February 1991 to January 1992, he was the Executive Vice President of LTV Aerospace and Defense Corporation. From November 1986 to January 1991 he was President of the LTV Missiles and Electronics Group of The LTV Corporation. From

1983 until November 1986, he was President of the Missiles Division of The LTV Corporation. Mr. Parker has been a director of the Corporation since April 2, 1990. He is the chairman of the Personnel and Compensation Committee and a member of the Audit Committee. He is also a director of Perceptronics, Inc., Woodland Hills, California.

DIRECTORS COMPENSATION

    Pursuant to the By-Laws of the Corporation, directors who are not employees of the Corporation receive an annual retainer of $12,000. In addition, outside directors receive (a) $800 for attendance at each meeting of the Board, and for attendance at each meeting of a Committee on which they serve, and (b) $800 per day for attendance at the Corporation's annual planning meeting and for participating in any special assignments requested by the Corporation. Outside directors also are reimbursed for their reasonable expenses incurred in connection with Board and committee meetings and special assignments.

    All non-employee directors participate in the 1992 Stock Ownership Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to attract, and retain as directors, qualified persons who are not employees of the Corporation. The Director Plan provides that at least 50% of the yearly retainer of each non-employee director will be paid in shares of Common Stock in lieu of cash on a quarterly basis. In addition, the Director Plan provides for (i) a one-time grant to each non-employee director of a non-qualified stock option to purchase 15,000 shares of Common Stock and (ii) an additional one-time grant to each such non-employee director of a non-qualified stock option to purchase a number of shares of Common Stock (not to exceed 10,000) equal to the number of shares each such director purchases on the open market during a ninety (90) day period commencing as of the first trading day following the date of grant of the initial stock option. Upon termination of a non-employee director's services, the option will be exercisable for a period equal to the greater of (i) one month for each year of service up to twelve months, or (ii) ninety (90) days. There are 131,308 shares of Common Stock currently available for issuance under the Director Plan.

    In March 1996, the Board terminated all future rights to participate in the non-employee director retirement program (the "Former Program") that had been maintained by the Corporation since 1985. The termination of the Former Program did not affect the vested rights of those non-employee directors who vested in the Former Program as of May, 1996, but no further benefits will accrue under this program.

    Under the Former Program, any non-employee director who retires after reaching the age of 55 and has at least three years of continuous service may enter into a consulting agreement with the Corporation to provide such consulting services to the Corporation as the Board of Directors may request from time to time, at a yearly compensation level equal to the amount of the annual retainer in effect in May, 1996, ($12,000) The term of each agreement is equal to the number of years of such director's Board service, up to a maximum of ten years. Under this arrangement, each retired director agrees not to engage in any competitive activity with the Corporation during the period that payments are made and not to disclose to others any trade secrets or confidential information relating to the Corporation or its business. Messrs. Parker, Maxwell and Stephan participate in the Former Plan.

    The Corporation, as permitted by the Corporation's By-Laws and New York law, has purchased directors and officers liability insurance from Federal Insurance Company and Executive Re Indemnity Inc. covering all of the Corporation's directors and officers. The aggregate premium for these policies paid or accrued during 1997 was approximately $256,250.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of March 25 1998 with respect to all persons known to the Corporation to be the beneficial owners of more than 5% of any class of shares of the capital stock of the Corporation:

                                                             Amount and
                                                               Nature
     Name and Address                                        of Beneficial       Percentage
   of Beneficial Owner                 Title of Class          Ownership          of Class
--------------------------------       ---------------       --------------      ----------
The "Gabelli Group" consisting of:              Common Stock          2,131,272 (1) 21.0%
Gamco Investors, Inc.
Gabelli Funds, Inc.
Gabelli Performance Partnership
Gabelli International Limited
Gabelli Securities, Inc.
Gabelli & Company, Inc.
Mario J. Gabelli
c/o The Gabelli Group, Inc.
One Corporate Center
Rye, NY 10580

Alpine Associates             Common Stock        501,100 (2)    5.0%
100 Union Avenue
Cresskill, NJ 07626

Schroder Capital Management, Inc.               Common Stock            554,300 (3)  5.54%
787 Seventh Avenue
New York, NY 10019


(1)   According to a Schedule 13D (Amendment No. 25) dated September 2, 1997, the Gabelli
      Group reported that the number of shares of Common Stock beneficially owned by the
      Gabelli Group includes shares of Common Stock receivable by the Gabelli Group if they were to convert all of the Corporation's 8-3/4% Convertible Subordinated Debentures
      Due 2009 (the "Debentures") beneficially owned by them.  According to the Gabelli
      Group's Schedule 13D, as amended, each member of the Gabelli Group has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock or Debentures reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except as specifically set forth on such Schedule 13D.

(2)   According to a Schedule 13D dated May 22, 1996, Alpine Associates, a limited partnership, reported that it beneficially owns 501,100 shares of the Corporation's
      Common Stock.  It is also reported that it has the sole power to vote and dispose of the Common Stock.

(3)   According to a Schedule 13G dated February 6, 1998, Schroder Capital Management, Inc.
      reported that it has sole voting power with respect to 512,000 shares and sole dispositive power over all of the shares reported.


SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 25, 1998, the shares of each class of stock of the Corporation beneficially owned by nominees, directors, and named executive officers, and all nominees, directors and executive officers of the Corporation as a group:

                                                          Share               Percent
Name of Beneficial Owner     Title of Class    Ownership         of Class
------------------------     --------------    ---------         --------
Gideon Argov (1)             Common Stock      231,000           2.30%
Robert J. Cobuzzi (1)        Common Stock      133,000           1.32%
Daniel F. Desmond (1)        Common Stock       29,131              *
James A. Eder (1)            Common Stock       52,435              *
Jerald G. Fishman (2)        Common Stock       19,298              *
Herbert L. Henkel            Common Stock       11,311              *
James H. Kasschau (2)        Common Stock       50,298              *
J. Douglas Maxwell, Jr. (2)  Common Stock       68,673              *
Robert N. Parker (2)         Common Stock       22,757              *
Mark E. Petty (1)            Common Stock       55,000              *
Geoffrey S. Rehnert (2)      Common Stock       31,360              *
George P. Stephan (2)        Common Stock       71,828              *
All directors and
  executive officers of
  the Corporation, as a
  group                      Common Stock      781,791(1)(2)     7.78%




 *    less than 1%.

(1)   Includes the number of shares that could be acquired within 60 days under the
      Corporation's stock option plans:  (i) Mr. Argov 210,000; (ii) Mr. Cobuzzi 128,000; (iii)
      Mr. Desmond 29,000; (iv) Mr. Eder 52,000; and (v) Mr. Petty 55,000.

(2)   Inclusive of 17,000, 7,500, 24,000, 24,000, 19,000, 20,000, 21,500 shares of Common Stock which, respectively, Messrs. Fishman, Henkel, Kasschau, Maxwell, Parker, Rehnert and
      Stephan have the present right to acquire upon the exercise of non-qualified stock options granted under the Director Plan.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning compensation of the Corporation's Chief Executive Officer and the Corporation's four other most highly compensated executive officers during the last three fiscal years, where applicable.


                                 Annual Compensation                Long-Term Compensation
                           -----------------------------------     -----------------------
                                                                   Number of
                                                                    Stock
Name and Principal                                                 Options        All Other
    Position                Year     Salary ($)    Bonus ($)       Awarded     Compensation(2)
----------------------      -----    ----------    ---------       ---------   ---------------
Gideon Argov            1997    $315,000   $295,000        -0-      $ 3,200
Chairman of the Board,  1996     299,000    227,000      50,000
President and Chief     1995     275,000     68,750      50,000
Executive Officer

Robert J. Cobuzzi       1997    $217,000   $163,000        -0-      $ 3,200
Senior Vice President,  1996     207,000    125,000      30,000
Treasurer and Chief     1995     190,000     47,500      25,000
Financial Officer

Daniel F. Desmond(1)    1997    $171,756   $  -0-          -0-         -0-
Vice President


James A. Eder           1997    $173,000   $100,000        -0-      $ 3,200
Vice President, Secretary       1996        165,000        75,000   20,000
and General Counsel     1995     155,000     30,250        -0-



Mark E. Petty(1)        1997    $200,000   $  -0-          -0-      $ 3,200
Vice President and      1996     190,000     63,000      20,000
President of Industrial
and Commercial Products
Group

(1)  Messrs. Desmond and Petty were elected corporate officers in November, 1997, and
     January, 1996, respectively.
(2)  Includes contributions by the Corporation to its 401(k) Savings and Investment
     Plan on behalf of the named executive officers.

                        Option Values at December 31, 1997


                    Shares                 Number of
                   Acquired  Value    Securities Underlying        Value of Unexercised
                      On    Realized   Unexercised Options        "In-the-money" Options
     Name          Exercise    (1)      December 31, 1997          December 31, 1997 (2)
-----------------  -------- -------- -------------------------   ------------------------
                                     Exercisable/Unexercisable   Exercisable/Unexercisable
                                     -------------------------   -------------------------
Gideon Argov    15,000  $106,875  210,000  75,000        $2,080,105     $625,350
Robert J. Cobuzzi                          128,000       52,000    $1,281,064     $454.026
Daniel F. Desmond                           25,000       12,000    $  268,025     $148,756
James A. Eder   20,200  $129,125   52,000  18,000        $  512,776     $142,884
Mark E. Petty                      55,000  45,000        $  537,215     $389,085

(1)  Value represents the differences between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)  Based upon the December 31, 1997, fair market value share price of $18.313, less the share price to be paid upon exercise.


Pension Plan

    All salaried employees with one year of service, including executive officers of the Corporation, are participants in the Kollmorgen Corporation Salaried Employees Retirement Plan (the "Plan"). The Plan is a defined benefit plan, and the benefits are not reduced by Social Security benefits or by payments from other sources. In the event of a termination of the Plan following a Change in Control (as defined in the Plan), any assets of the Plan remaining after provision is made for all benefits thereunder will be used to supplement such benefits. This provision may not be amended or terminated following a Change in Control. Benefits under the Plan are based upon years of service and the highest consecutive five year average annual base salaries. The term "annual base salary," as used in the preceding sentence, makes reference to the "Salary" column in the Summary Compensation Table. For the year ended December 31, 1997 the credited years of service of Messrs. Argov, Cobuzzi, Desmond, Eder, and Petty under the Plan are 7, 6, 24, 21, and 6, respectively.

    The following table sets forth the annual benefits which would become payable at age 65 under the Plan based upon a straight life annuity form of benefit and various levels of covered compensation and years of service:

                     Years of Service at Retirement in 1998
                         --------------------------------------
    Final Average
     Earnings at
     Retirement         15      20      25    30 or more
    -------------        ------- ------- -------  ----------
    $100,000             $24,660 $32,880 $41,100   $49,320
     125,000              31,410  41,880  52,350    62,820
     150,000              38,160  50,880  63,600    76,320
     175,000              40,860  54,480  68,100    81,720
     200,000              40,860  54,480  68,100    81,720
     250,000              40,860  54,480  68,100    81,720
     300,000              40,860  54,480  68,100    81,720
     350,000              40,860  54,480  68,100    81,720
     400,000              40,860  54,480  68,100    81,720

    Annual benefits provided by the Corporation under this Plan are subject to certain restrictions and limitations under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, as in effect from time to time. Currently the Code prohibits tax-qualified defined benefit pension plans from taking into account for benefit calculation any compensation in excess of $160,000 per annum and limits annual benefit payments under such plans to $130,000. These limits and prohibitions are indexed for inflation.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

    The Corporation entered into employment agreements with Mr. Argov and three other current executive officers at the time each person joined the Corporation. Each agreement protects the Corporation from disclosure of confidential information by the executive and contains the executive's covenant not to compete with the Corporation following termination of employment under certain circumstances. The agreement with Mr. Argov, the Corporation's Chairman of the Board, President and Chief Executive Officer, provides for the initial annual base salary, describes the employee benefit plans under which he is entitled to participate, and provides that if the Corporation terminates his employment other than for "Cause" (as defined in the agreement) he will be entitled to receive an amount equal to his current base salary, in a lump sum. The agreement with Mr. Cobuzzi, the Corporation's Chief Financial Officer, Treasurer and Senior Vice President, provides for the initial annual base salary and otherwise is substantially identical to Mr. Argov's agreement. The agreement with Mr. Petty, a Vice President and the President of the Corporation's Industrial and Commercial Products Group, provides that he will be entitled to one year's base salary if he is terminated other than for "Cause" (as defined in the agreement). The agreement with Mr. Desmond, a Vice President and President of the Corporation's Aerospace and Defense Group, provides that he will be entitled to two (2) years base salary and have his group insurance benefits extended for 18 months if he is terminated other than for "Cause" (as defined in the agreement).

    The Corporation has entered into employment agreements with each of the individuals named in the Summary Compensation Table that will trigger a term of employment of two years upon a Change of Control. During the term of the employment period the executive, among other things, is entitled to (a) receive an annual base salary at his current rate, and
(b) participate in all incentive and benefit plans at the same levels in effect immediately prior to the Change of Control. If the executive's employment is terminated without cause or for good reason (as defined in the Agreements) during the two year term following a Change of Control, the executive shall be entitled to a lump sum payment, equal to two and one-half times (a) the current annual salary, and (b) the average of the two most recent annual incentive bonuses. In addition, the executive shall be entitled to a continuation of welfare benefits for a period of thirty months following the date of termination. If any payment or distribution by the Corporation to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Corporation a payment on an after-tax basis equal to the excise tax imposed. A "Change of Control" is generally defined for purposes of the agreements as (i) the acquisition of 30% or more of the outstanding shares of Common Stock,
(ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election), and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions.


Board Compensation Report on Executive Compensation

    The Personnel and Compensation Committee (the "Committee") of the Corporation's Board of Directors is composed of independent directors who are not employees or officers of the Corporation. The Committee's decisions on compensation with respect to executive officers are reviewed with and approved by all of the non-employee directors, who constitute a majority of the Board. The Committee is responsible for developing and implementing the compensation programs which relate the pay levels of the Corporation's executive officers and certain other key employees. The Committee strives to establish performance criteria, evaluate performance and determine base salary and incentive payments for the Corporation's key decision makers to ensure the Corporation's ability to attract and retain high caliber executives by providing appropriate incentives to deliver the maximum short-term and long-term financial results for the benefit of shareholders. The Committee also approves compensation matters involving other key employees of the Corporation, and periodically reviews the annual salaries of all key employees, including executive officers.

    The Committee also administers and approves the grant of awards under the Kollmorgen 1991 Long Term Incentive Plan ("LTIP"), the proposed 1998 Management Stock Incentive Plan, and other incentive compensation plans of the Corporation for executive officers and certain other key employees of the Corporation. From time to time, the Corporation, on the recommendation of the Committee, has retained the services of independent compensation consultants to evaluate the Corporation's executive compensation programs.

    In order to meet its objectives, the Committee has chosen three components of its compensation program to meet the Corporation's pay philosophy. Base salaries, the fixed regular periodic component of pay, are based on the average level of base salaries among a competitive peer group of companies of comparable size. The bonus plan for executive officers, which is directly linked to the financial performance of the Corporation, is designed to provide additional cash compensation when specific financial performances are achieved or exceeded. The 1998 bonus plan for executive officers provides cash awards when the Corporation meets its operating plan in terms of primary earnings per share and revenues. Finally, the LTIP plan rewards executive officers and key employees for delivering long-term value to the Corporation's shareholders. This plan is structured in such a way as to reward executives only to the extent that shareholders have benefited over some measurable period of time. Historically, the Corporation has used the grant of stock options that vest over specified periods, currently five years, to accomplish this objective. In determining a grant of stock options, the Committee considers the amount and terms of outstanding options previously granted to executive officers. For discussion on the proposed 1998 Management Stock Incentive Plan see Item 2. below.

    In 1997 and 1998, Mr. Argov, Chairman of the Board, President and Chief Executive Officer received salary increases of 5.4% and 5.1%. Having met and surpassed the Corporation's 1997 operating plan in terms of primary earnings per share and revenue growth, Mr. Argov received a bonus of $295,000 in 1998 for the Corporation's 1997 operating performance. The Committee exercised its judgment in determining the amount of Mr. Argov's salary increase and bonus after reviewing the overall performance of the Corporation and after reviewing comparative executive compensation data provided by independent compensation consultants.

    The Committee believes that Mr. Argov's total compensation package is equitable in comparison to the median of the total compensation awarded to chief executives of industries with similar product lines and of similar size, based on information regarding compensation trends which has been obtained via survey, outside consultants, and historical data.

    The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the Corporation, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officers and four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met.

    Because of the fact that the compensation paid to each of the Corporation's executive officer has not exceeded $1 million per year, the Committee does not believe that the limitation on deductibility of executive compensation is currently material to the Corporation. The Committee will continue to review the situation in light of the final regulations and future events with the objective of achieving deductibility to the extent appropriate.

       Members of the Personnel and Compensation Committee:

    Jerald G. Fishman    Robert N. Parker    J. Douglas Maxwell, Jr.


    ITEM 2.  APPROVAL OF THE 1998 MANAGEMENT STOCK INCENTIVE PLAN

    The Board will present to this Annual Meeting of Shareholders a proposal to approve the adoption of a new long-term incentive plan, to be known as the 1998 Management Stock Incentive Plan (the "Plan"), under which awards of shares of the Corporation's Common Stock, options to purchase such shares and various other rights with respect to such shares (collectively, the "Awards") may be granted to officers and certain other key employees of the Corporation and its subsidiaries as designated and selected by a committee appointed by the Board of Directors. The Personnel and Compensation Committee (the "Committee") administers the Corporation's stock option plan and approves grants of stock-based incentives to the Corporation's executive officers. The Plan was adopted by the Board of Directors on February 10, 1998.

    In recent years the Committee has decided that it is in the best interest of the Corporation and its shareholders to award options to a broad group of employees who are important to the continued long-term success of the Corporation. In 1997 and 1998 a total of 74 employees who were not corporate officers were recipients of stock option grants. In the future the Committee intends to continue the practice of making awards of stock options to such broad group of key employees.

    For purposes of attracting and retaining key employees, the Corporation has had some form of stock option plan in effect since 1960. The Corporation's current 1991 Long Term Incentive Plan (the "LTIP") was originally adopted in 1991. Under the LTIP, as of March 25, 1998, there were only 1,941 shares of Common Stock available for issuance in the future. The Board believes that it is important that a portion of key employees' total compensation continue to be directly tied to the Corporation's long-term objectives and thus more closely to the longer-term interests of the shareholders. The Board also believes that the Plan will encourage key employees to remain in the employ of the Corporation and will increase their interest in the Corporation's success.

    The new Plan reserves 500,000 shares for issuance in the future which represents less than 5% of the outstanding shares. It is expected that this reserve should meet the Corporation's requirements for the next three years. The variety of Awards authorized under the Plan provides the Committee with flexibility to adopt the Corporation's compensation structure to changes in the business and regulatory environment.

    The Board has adopted the Plan and recommends that the shareholders approve it. However, by its terms, the Plan will not go into effect unless it is approved by the shareholders at this Annual Meeting.

DESCRIPTION OF PROPOSED PLAN

    The following description is subject to the detailed provisions of the Plan, the full text of which is set forth in Exhibit A to this Proxy Statement.

AVAILABLE SHARES

    Subject to adjustment as provided in Section 13 of the Plan, the maximum number of shares reserved for Awards is 500,000 of which 150,000 are reserved for restricted stock units and stock awards as described below. Shares issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Corporation.

    On February 10, 1998, the Committee granted a total of 168,000 incentive stock options under the Plan to key employees, subject to the approval of the Plan by the shareholders at this Annual Meeting.

PLAN ADMINISTRATION

    The Plan will be administered by the Committee which is appointed by the Board of Directors and is composed of two or more "disinterested" persons as defined by Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and the Internal Revenue Code (the "Code"). The Board may also appoint one or more committees who are composed of directors who need not be "disinterested" and who may grant Awards and administer the Plan to employees who are not considered officers or directors of the Corporation under Section 16 of the Exchange Act.

STOCK OPTIONS

    The Plan provides for the grant of incentive stock options (intended to qualify under Section 422 of the Code) and non-statutory options at specified option exercise prices. The exercise price of each option shall not be less than 100% (110% in the case of incentive stock options granted to 10% or greater shareholders) of the fair market value of the Common Stock at the time the option is granted.

    Options shall vest and be exercisable in such installments and during such periods as may be fixed by the Committee at the time of grant. Generally, the vesting of options will be subject to continued employment by the Corporation; however, the Committee has the authority to accelerate vesting under certain specified circumstances described below. Incentive stock options may not be exercisable after the expiration of ten years from the date of grant and are limited by the Code to specified exercise amounts in any year (currently $100,000).

    Payment of the exercise price shall be made upon exercise of all or a portion of any option. The Plan permits the Board to determine the manner of payment of the exercise price of options, including payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Corporation of shares of Common Stock, or by any other lawful means.

    Termination of employment with the Corporation shall terminate remaining rights under options then held, provided, that vested options will generally be exercisable for a specified period of time after termination, and the length of such period will vary depending on the reason for termination, e.g. termination with or without cause, or by reason of death or disability. The Committee may extend the post-termination period of exercisability of an option provided that the extension does not extend the original maximum term of the option.

    Options shall not be transferable other than by will or the laws of descent and distribution. Options are exercisable during the optionee's lifetime only by the optionee, or by the optionee's authorized representative in case of the optionee's disability or incapacity.

RESTRICTED STOCK UNITS

    The purpose of restricted stock units ("RSU") is to provide equity incentive compensation to certain key managers in lieu of cash compensation that they may be eligible to receive under the annual incentive bonus. Commencing in 1999, 20% of a participant's annual incentive bonus will be paid in RSUs. Each RSU represents the right to receive one share of Common Stock at a price equal to no less than 75% of the fair market value of Common Stock on the date the bonus would otherwise have been paid. These units will be credited to an account for the benefit of the participant. It is anticipated that approximately 17 employees will be eligible to receive RSUs.

    Each grant of restricted stock units will be 100% vested after three years from the date of grant and will be payable in the form of shares of the Corporation's Common Stock at (i) three years from the Award Date,
(ii) the end of a deferral period specified by the employee (which is beyond the three year holding period), or (iii) the employee's termination of employment whichever is applicable. The restricted stock units will be restricted from sale, transfer or pledge and the employee will not be entitled to any voting rights.

    In the event the Corporation declares any cash dividends, dividend equivalent amounts will be credited to each employee's account and will be paid out in cash upon vesting or when the employee receives payment of the non-vested units.

    If the employee voluntarily terminates employment or is terminated for cause prior to vesting of the restricted stock units, the employee will become entitled to receive in cash the lesser of the original purchase price of the non-vested units, or the fair market value on the date of termination of an equal number of shares of the Corporation's Common Stock. If the employee is terminated by the Corporation other than for cause or if the employee's employment terminates as a result of death, retirement or permanent disability, the employee will be credited to receive in cash the greater of the original purchase price of the restricted stock units or the fair market value of the shares of the Corporation's Common Stock on the date of termination.

STOCK AWARDS

    In order to afford the Committee flexibility under certain circumstances, the Plan provides that the Committee may grant awards of Common Stock ("Stock Awards"). The Committee will determine on the date of grant the conditions which must be satisfied prior to the vesting of an installment or portion of a Stock Award. Unless otherwise determined by the Committee, all unvested Stock Awards will be forfeited upon an employee's termination of employment, except in the case of death or disability in which event all unvested Stock Awards shall vest. Recipients of Stock Awards shall be entitled to receive cash and other dividends paid to the Corporation's shareholders and vote such Awards in accordance with rules adopted by the Committee.

GENERAL

    The Committee will have full authority to administer the Plan, interpret its provisions and perform such other functions as are assigned to it under the Plan.

    Each Award will be evidenced by an agreement between the participant and the Corporation. Such agreement will set forth the option price, the value of the restricted stock unit or stock awards, if applicable, the vesting schedule of the Award, the treatment of the Award in the event of the termination of the participant's employment, provisions for the forfeiture of the Award, such other provisions, not inconsistent with the

Plan, as the Committee may determine, and, in the case of officers and directors, such other restrictions as the Committee deems advisable in order to preserve the exemptive relief afforded by Rule 16b-3 of the Exchange Act. The agreements will also include provisions for the accelerated vesting or payment of Awards in the event of extraordinary corporate events, including a substantial change in the ownership or control of the Corporation.

    In the event of a merger, reorganization, stock split, stock dividend or any other event affecting the Corporation's Common Stock, the Committee may make such adjustments as it deems equitable to preserve for participants the benefits of Awards, including, but not limited to, adjusting the total number of shares available for Awards and the number of shares covered by outstanding Awards.

NEW PLAN BENEFITS

    As described above, the selection of the officers and other key employees of the Corporation who will receive Awards under the Plan will be determined by the Committee in its discretion on a case-by-case basis. Therefore, it is not possible to predict the Awards that will be received by or allocated to particular individuals or groups of employees nor to determine the Awards that would have been received or allocated during 1997 if the Plan had been in effect during that year. In connection with the approval and adoption of the Plan by the Board of Directors, however, the Committee conditionally approved the initial grant of an aggregate of 168,000 incentive stock options to certain designated officers of the Corporation, in each case subject to the receipt of shareholder approval of the Plan at the Annual Meeting. These initial grants were made on February 10, 1998, on which date the fair market value of the Common Stock was $18.125. Accordingly, the exercise price of all of these initial stock options is $18.125. The following table sets forth the number of incentive stock options conditionally granted to (i) the individuals named in the table, (ii) all current executive officers, as a group (the "Executive Group"), (iii) all current directors who are not executive officers, as a group (the "Non-Executive Director Group"), and
(iv) all employees, including all current officers who are not executive officers, as a group (the "Non-Executive Officer Employee Group"):

                             NEW PLAN BENEFITS
                                                Number of
                    Name and Position                  Stock Options
                    -----------------                  -------------
            Gideon Argov, President and                 50,000
               Chief Executive Officer
            Robert J. Cobuzzi, Senior Vice              36,000
               President, Treasurer and Chief
               Financial Officer
            Daniel F. Desmond, Vice President           30,000
            James A. Eder, Vice President,              36,000
               Secretary and General Counsel
            Executive Group                            162,000
            Non-Executive Director Group                  -0-
            Non-Executive Officer Employee Group         6,000

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the United States Federal income tax consequences that generally will arise with respect to options granted under the Plan and with respect to the sale of Common Stock acquired under the Plan.

Incentive Stock Options

    In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock, but instead will recognize taxable income only upon the sale of Common Stock acquired through the exercise of such option. The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

    Generally, the tax consequences of selling Common Stock acquired upon exercise of an incentive stock option will vary with the length of time that the participant has owned the ISO Stock prior to the time it is sold. If the participant sells the stock at least two years after the date the option was granted and one year after the date the option was exercised, then the participant will recognize a long-term capital gain in an amount equal to the excess of the sale price of the stock over the exercise price.

    If the participant sells the stock for more than the exercise price and less than two years after the grant date or one year after the exercise date, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the stock for more than one year prior to the date of sale.

    If a participant sells the stock for less than the exercise price, then the participant will recognize a capital loss equal to the excess of the exercise price over the sale price of the stock. This capital loss will be a long-term capital loss if the participant has held the stock for more than one year prior to the date of sale.

Non-Statutory Stock Options

    As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-qualified stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise of the stock over the exercise price.

    With respect to any stock acquired upon the exercise of a non-qualified stock option, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling non-qualified stock, a participant generally will recognize a capital gain or loss in an amount equal to the excess of the sale price of the non-qualified stock over the participant's tax basis in the non-qualified stock. The capital gain or loss will be a long-term gain or loss if the participant has held the non-qualified stock for more than one year prior to the date of the sale.

Restricted Stock Units

    If an RSU is granted, the cash paid to the participant holding the RSU is taxable as wages subject to income tax withholding requirements, and Common Stock issued to the participant holding the RSU will be taxable under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 83, payments in Common Stock to participants holding RSUs are taxable as wages in an amount equal to the fair market value of the Common Stock and are subject to income tax withholding.

Stock Awards

    When Stock Awards are vested, if at all, the participant will recognize ordinary income in an amount equal to the fair market value of the Common Stock on the date of vesting over the amount paid for such Common Stock. The participant may make an election under Section 83(b) of the Code to recognize such excess amount of ordinary income at the time of grant. Dividends paid to a participant on a Stock Award prior to vesting are treated as ordinary income to the participant in the year received. All such ordinary income will be wages subject to income tax withholding.

Maximum Income Tax Rates on Capital Gain and Ordinary Income

    Long-term capital gains will be taxable at a maximum rate of 20% if attributable to Common Stock held for more than eighteen months and at a maximum rate of 28% if attributable to Common Stock held for more than one year but not more than eighteen months. Short-term capital gains and ordinary income will be taxable at a maxiumum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

Tax Consequences to the Corporation

    The grant of an option under the Plan will have no tax consequences to the Corporation. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Plan will have any tax consequences to the Corporation. The Corporation generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan or as a result of the exercise of a non-qualified stock option or a disqualifying disposition. In the case of RSUs and Stock Awards, the Corporation, in general, receives a deduction for federal income tax purposes equal to the ordinary income recognized by the participant at such time as the participant recognizes income.
Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Corporation will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the Plan who are employees or otherwise subject to withholding in connection with the exercise of an non-qualified stock option.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
TO APPROVE THE ADOPTION OF THE 1998 MANAGEMENT STOCK
INCENTIVE PLAN.


PERFORMANCE GRAPH

    The following performance graph compares the five-year cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1992, in each of Kollmorgen Corporation Common Stock, Standard & Poors 500 Stock Index, and the Standard & Poors Electrical Equipment Index.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               KOLLMORGEN CORPORATION COMMON STOCK, S&P 500 INDEX
                         AND S&P ELECTRICAL EQUIPMENT

 Measurement Period     Kollmorgen                         S&P Electrical
(Fiscal Year Covered)   Corporation     S&P 500 Index     Equipment Index
---------------------   ----------      -------------     ---------------
Measurement Pt.
   12/31/92          $100.00      $100.00          $100.00

FYE 12/31/93         $127.00      $110.00          $121.00
FYE 12/31/94         $ 98.00      $112.00          $122.00
FYE 12/31/95         $189.00      $153.00          $171.00
FYE 12/31/96         $191.00      $189.00          $232.00
FYE 12/31/97         $319.00      $252.00          $325.00


SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors, executive officers and persons who beneficially own more than 10 percent of the Corporation's stock to file certain reports with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange concerning their beneficial ownership of the Corporation's equity securities. Applicable SEC regulations also require such persons to furnish the Corporation with copies of all such reports. Based solely on a review of the copies of such reports furnished to the Corporation as of the date of this proxy statement, or written representations that no reports were required, the Corporation believes that, during 1997, all filing requirements applicable to its directors, officers and greater than 10 percent shareholders were satisfied, except that Mr. Henkel was untimely in the filing of one Form 4 disclosing an acquisition of the Corporation's Common Stock.

ACCOUNTANTS

    Coopers & Lybrand L.L.P. serves as the independent accountants for the Corporation. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will be available to respond to questions of shareholders.

PROPOSALS FOR THE 1999 ANNUAL MEETING

    In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Corporation's proxy statement for the 1999 Annual Meeting must be received at the Office of the Secretary, Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, no later than December 14, 1998.

OTHER MATTERS

    The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote on each such matter as they, in their sole discretion, may determine.

                                                      EXHIBIT A


                         KOLLMORGEN CORPORATION
                 1998 MANAGEMENT STOCK INCENTIVE PLAN


  I.        DEFINITIONS

            (a) Affiliate means any subsidiary corporation of the Company, as such term is defined in Section 424(f) of the Code.

            (b) Award means, individually or collectively, a grant under the Plan of Non-statutory Stock Options, Incentive Stock Options, Stock
  Awards and Restricted Stock Units.

            (c) Award Agreement means an agreement evidencing and setting forth the terms of an Award granted under the Plan, in such form as the Committee may, from time to time, approve.

            (d) Board of Directors means the board of directors of the Company.

            (e) Cause means a Participant s engagement in (i) any dishonest act or common law fraud, in connection with the Participant s duties or in the course of the Participant s employment with the Company, (ii) intentional wrongful damage to property of the Company, (iii) intentional wrongful disclosure of confidential information of the Company, (iv) the use or possession of weapons or illegal substances on Company property,
  (v) failure or refusal to perform any duties reasonably required in the course of the Participant s employment, but only after notice from the Company followed by a repetition of such failure or refusal, (vi) violation by Participant of any material Company policy, (vii) absenteeism not related to illness, sick leave or vacation but only after notice from the Company followed by a repetitioon of such absenteeism.

            (f) Change in Control means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, provided, however, that, anything in this Plan to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:


      (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under
      Section 14(d)(2) of the Exchange Act, is or becomes the beneficial owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company s then outstanding securities entitled to vote in the election of directors of the Company;

      (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Plan) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company s shareholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the Incumbent Directors ), cease for any reason to constitute a majority thereof;

      (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a
      Transaction ), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other corporation resulting from such Transaction;

      (iv) all or substantially all of the assets of the Company are sold, liquidation or distributed; or

      (v) there is a change in control of the Company within the meaning of Section 280G of the Code and the regulations thereunder.

      (g) Change in Control Date shall mean the earliest of (i) the date on which the Change in Control occurs, (ii) the date on which the Company executes an agreement, the consummation of which would result in the occurrence of a Change in Control, (iii) the date the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control, and (iv) the date the Company fails to have this Plan assumed by an successor to the Company. If the Change in Control Date occurs as a result of an agreement described in clause (ii) of the previous sentence or as a result of the approval of the Board described in clause (iii) of the previous sentence and the Change in Control to which such agreement or approval relates (the Contemplated Change in Control ) subsequently does not occur, then the Term shall expire on the sixtieth day (the Reset Date ) following the date the Board certifies by resolution duly adopted by three-fourths (3/4ths) of the Incumbent Directors then in office that the Contemplated Change in Control is not reasonably likely to occur; provided, however, that this sentence shall not apply if (A) an Involuntary Termination of employment with the Company has occurred on and after the Change in Control Date and on or prior to the Reset Date or (B) the Contemplated Change in Control subsequently occurs within three months of the Reset Date. Following the Reset Date, the provisions of this Agreement shall remain in effect and a new Term shall commence upon the occurrence of a subsequent Change in Control Date. Notwithstanding the first sentence of this section, if employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that such termination of employment (i) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then Change in Control Date shall mean the date immediately prior to the date of such termination of employment.

            (h)  Code  means the Internal Revenue Code of 1986, as amended.

            (i) Committee means the Personnel and Compensation Committee designated by the Board of Directors to administer the Plan pursuant to
  Section 2 of the Plan.

            (j) Common Stock means the Common Stock of the Company, par value, $2.50 per share.

            (k)  Company  means Kollmorgen Corporation.

            (l)  Date of Grant  means the effective date of an Award.

            (m)  Effective Date  means the date approved by the shareholders.

            (n) Employee means any person employed by the Company or an Affiliate who is designated by the Board as a key contributor.

            (o) Exchange Act means the Securities Exchange Act of 1934, as amended.

            (p) Exercise Price means the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option.

            (q) Fair Market Value means the market price of Common Stock, determined by the Committee as follows:

      (i) If the Common Stock was traded on the date in question on The NASDAQ Stock Market then the Fair Market Value shall be equal to the last transaction price quoted for such date by The NASDAQ Stock Market;

      (ii) If the Common Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

      (iii) If neither of the foregoing provisions is applicable, then the Committee in good faith on such basis shall determine the Fair Market Value as it deems appropriate.

            Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

            (r) Incentive Stock Option means an Option granted to a Participant pursuant to Section 7 of the Plan that is intended to meet the requirements of Section 422 of the Code.

            (s) Restricted Stock Unit means an Award granted to a Participant pursuant to Section 8 of the Plan.

            (t) Non-statutory Stock Option means a stock option granted to a Participant pursuant to the terms of the Plan but which is not intended to be and is not identified as an Incentive Stock Option or a stock option granted under the Plan which is intended to be and is identified as an Incentive Stock Option but which does not meet the requirements of
  Section 422 of the Code.

            (u) Option means an Incentive Stock Option or Non-statutory Stock Option.

            (v) Participant means any person who holds an outstanding Award pursuant to the Plan.

            (w) Plan means the Kollmorgen Corporation 1998 Management Stock Incentive Plan.

            (x) Stock Award means an Award granted to a Participant pursuant to Section 9 of the Plan.

  2.        ADMINISTRATION

            (a) The Plan shall be administered by the Committee. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be disinterested only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and
  (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or an Affiliate who need not be disinterested and who may grant Awards and administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act.

            (b) The Committee shall (i) select the Employees who are to receive Awards under the Plan, (ii) determine the type, number, vesting requirements and other features and conditions of such Awards, (iii) interpret the Plan and (iv) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee s determinations under the Plan shall be final and binding on all persons.

            (c) Each Award shall be evidenced by a written agreement ( Award Agreement ) containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Company or an Affiliate and the Participant, and the terms and restrictions of the Plan and the Award Agreement shall bind every Participant, upon acceptance of the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee in its discretion provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Award Agreement (i) the type of Award granted (ii) the Exercise Price of an Option, (iii) the number of shares subject to the Award; (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, (vi) the acceleration of the vesting schedule in the event of a Change in Control, and (vii) the restrictions, if any, placed upon such Award, or open shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated by the Committee are hereby authorized to execute Award Agreements on behalf of the Company or an Affiliate and to cause them to be delivered to the recipients of Awards.

            (d) The Committee may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimate provided to it by the management of the Company or an Affiliate for determinations to be made pursuant to the Plan.

  3.        TYPES OF AWARDS AND RELATED RIGHTS

            The following Awards may be granted under the Plan:

            (a) Non-statutory Stock Options
            (b) Incentive Stock Options
            (c) Stock Awards
            (d) Restricted Stock Units

  4.        STOCK SUBJECT TO THE PLAN

            Subject to adjustment as provided in Section 13 hereof, the maximum number of shares reserved for Awards under the Plan is 500,000. Subject to adjustment as provided in Section 13 hereof, the maximum number of shares reserved hereby for purchase pursuant to the exercise of Options granted under the Plan is 500,000 minus the number of Stock Awards or Restricted Stock Units issued. The maximum number of shares reserved for Stock Awards and Restricted Stock Units is 150,000. The shares of Common Stock issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and acquired or reacquired the Company, respectively. To the extent that Options and Stock Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Stock Awards or Options terminate, expire, or are forfeited without having vested or without having been exercised, new Awards may be made with respect to these shares.

  5.        ELIGIBILITY

            Subject to the terms of the Plan, all Employees shall be eligible to receive Awards under the Plan.

  6.        NON-STATUTORY STOCK OPTIONS

            The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but unawarded under this Plan, grant Non-statutory Stock Options upon such terms and conditions as it may determine. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions.

            (a) Exercise Price. The Exercise Price of each Non-statutory Stock Option shall be determined by the Committee on the Date of Grant. Such Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Shares of Common Stock underlying a Non-statutory Stock Option may be purchased only upon full payment of the Exercise Price in a manner provided for in Section 10 of the Plan.

            (b) Terms of Non-statutory Stock Options. The term during which each Non-statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than ten (10) years from the Date of Grant. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable and any terms or conditions which must be satisfied prior to each Non-statutory Stock Option becoming exercisable. Any such terms or conditions shall be determined by the Committee as of the Date of Grant. The shares of Common Stock underlying each Non-statutory Stock Option installment may be purchased in whole or in part by the Participant at any time during the term of such Non-statutory Stock Option after such installment becomes exercisable.

            (c) Non-Transferability. Unless otherwise determined by the Committee in accordance with this Section 6(c), Non-statutory Stock Options shall not be transferred, assigned, hypothecated, or disposed of in any manner by a Participant other than by will or the laws of intestate succession. The Committee may, however, in its sole discretion, permit transferability or assignment of a Non-statutory Stock Option if such transfer or assignment is, in its sole determination, for valid estate planning purposes and such transfer or assignment is permitted under the Code and Rule 16b-3 under the Exchange Act. For purposes of this Section 6(c), a transfer for valid estate planning purposes includes, but is not limited to: (a) a transfer to a revocable intervivos trust as to which the Participant is both the settlor and trustee, or (b) a transfer for no consideration to: (i) any member of the Participant s Immediate Family,
  (ii) any trust solely for the benefit of members of the Participant s Immediate Family, (iii) any partnership whose only partners are members of the Participant s Immediate Family, and (iv) any limited liability corporation or corporate entity whose only members or equity owners are members of the Participant s Immediate Family. For purposes of this
  Section 6(c), Immediate Family includes, but is not necessarily limited to, a Participant s parents, spouse, children, grandchildren and great-grandchildren. Nothing contained in this Section 6(c) shall be construed to require the Committee to give its approval to any transfer or assignment of any Non-statutory Stock Option or portion thereof, and approval to any transfer or assignment of any Non-statutory Stock Option or portion thereof does not mean that such approval will be given with respect to any other Non-statutory Stock Option or portion thereof. The transferee or assignee of any Non-statutory Stock Option shall be subject to all of the terms and conditions applicable to such Non-statutory Stock Option immediately prior to the transfer or assignment and shall be subject to any conditions prescribed by the Committee with respect to such Non-statutory Stock Option.

            (d) Termination of Employment or Service. Unless otherwise determined by the Committee, upon the termination of a Participant s employment or service for any reason other than death or termination for Cause, the Participant s Non-statutory Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination and only for a period of three (3) months following termination. Unless otherwise determined by the Committee, in the event of the termination of a Participant s employment or service due to death, all Non-statutory Stock Options that were immediately exercisable by the Participant at the date of death shall remain exercisable for a period of one (1) year following such death. Unless otherwise determined by the Committee, in the event of a Participant s termination for Cause, all rights under the Participant s Non-statutory Stock Options shall expire immediately upon the effective date of such termination for Cause.

  7.        INCENTIVE STOCK OPTIONS

            The Committee may, subject to the limitations of the Plan and the availability of shares of Common Stock reserved but unawarded under this Plan, grant Incentive Stock Options to an Employee. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

            (a) Exercise Price. The Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. However, if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than 10% of the total combined voting stock of the Company or an Affiliate
  ( 10% owner ), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant. Shares of Common Stock may be purchased only upon payment of the full Exercise Price in a manner provided for in Section 10 of the Plan.

            (b) Amounts of Incentive Stock Options. To the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Section 422d of the Code, such other Incentive Stock Options in excess of such limit shall be treated as Non-statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

            (c) Terms of Incentive Stock Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten (10) years from the Date of Grant. If at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five (5) years from the Date of Grant. The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and any terms or conditions which must be satisfied prior to the Incentive Stock Option becoming exercisable. Any such terms or conditions shall be determined by the Committee as of the Date of Grant. The shares of Common Stock underlying each Incentive Stock Option installment may be purchased in whole or in part at any time during the term of such Incentive Stock Option after such installment becomes exercisable.

            (d) Transferability. An Incentive Stock Option shall not be transferable except by an Employee's will or the laws of descent and distribution and shall be exercisable, during an Employee's lifetime, only by the Employee to whom it is granted. The designation of a beneficiary does not constitute a transfer.

            (e) Termination of Employment. Unless otherwise determined by the Committee, upon the termination of an Employee s employment for any reason other than death or termination for Cause, the Employee s
  Incentive Stock Options shall be exercisable only as to those Incentive Stock Options that were immediately exercisable by the Employee at the date of termination and only for a period of three (3) months following such termination. Unless otherwise determined by the Committee, in the event of the termination of an Employee s employment for death, all Incentive Stock Options that were immediately exercisable by the Participant at the date of death shall remain exercisable for one (1) year following such death. Unless otherwise determined by the Committee, in the event of an Employee s termination for Cause, all rights under such Employee s Incentive Stock Options shall expire immediately upon the effective date of such termination for Cause. Any Option, which, by operation of this provision, does not meet the requirements of Section
  422 of the Code, shall be considered a Non-statutory Stock Option.

  8.        RESTRICTED STOCK UNITS

            Each year, the Committee shall, subject to the limitations of
  Section 4, establish fixed limitations as to the percentage of the Participant s annual incentive bonus that shall be paid in Restricted Stock Units ( RSU ) and as to the portion of the Participant s annual incentive bonus such Participant may elect to defer and receive in the form of RSUs in lieu of such annual incentive bonus. Each RSU represents the right to receive one share of Common Stock upon the terms and conditions stated herein. Each RSU awarded to a Participant shall be credited to a bookkeeping account established and maintained for that Participant.

            (a) Valuation of RSUs. The value of each RSU, as designated by the Committee, shall be equal to no less than 75% of the Fair Market Value of each share of the Common Stock on the date of the award.

            (b) Participation. Each year, subject to the percent limitations established by the Committee above the Participant shall be issued a RSU Subscription Agreement ( Subsequent Agreement) representing the percentage of the Participant s annual incentive bonus required be paid in RSUs. Each Subscription Agreement issued under this paragraph shall specify a deferral period for the RSUs to which it pertains. The deferral period shall be expressed as a number of whole years, not less than three, beginning on the award date.

            Each year, subject to the percentage limitation established by the Committee each Participant may elect to receive an award for RSUs under the Plan during the calendar year by completing a Bonus Deferral and RSU Subscription Agreement ( Subscription Agreement ). The Subscription Agreement shall provide that the Participant elects to receive RSUs in lieu of a specified portion of any annual incentive bonus. Such portion shall be expressed as a specified percentage of the Participant s actual bonus amount up to the limitation established by the Committee. Any percentage specified must be in 5% increments and not more than the limit established by the Committee and is entirely contingent on the amount of bonus actually awarded. Each Subscription Agreement, in addition, shall specify a deferral period for the RSUs to which it pertains. The deferral period shall be expressed as a number of whole years, not less than three, beginning on the award date. Subscription Agreements under this paragraph must be received by the Company no later than September
  30th of the fiscal year for which such bonus amount will be determined.

            (c) Award of RSUs. Once each year, on the date that annual incentive bonuses are paid or would otherwise be paid, the Company shall award RSUs to each Participant as follows: Each Participant s account shall be credited with a whole number of RSUs determined by dividing the amount (expressed in dollars) that is determined under his Subscription Agreement(s) by the value of each RSU awarded on such date. No fractional RSU will be credited and the amount equivalent in value to the fractional RSU will be paid out to the Participant currently in cash.

            (d) Vesting. A Participant shall be fully vested in each RSU three years after the date such RSU was awarded.

            (e) Settlement After Vesting. With respect to each vested RSU, the Company shall issue to the Participant one share of Common Stock at the end of the deferral period specified in the Participant s Subscription Agreement pertaining to such RSU(s), or upon the Participant s termination of employment or the termination of the Plan, if sooner.

            (f) Voluntary Termination and Termination for Cause. If a Participant voluntarily terminates his employment with the Company for reasons other than death or permanent disability, or if the Participant is terminated for Cause, the Participant s nonvested RSUs shall be canceled and he shall receive a cash payment equal to the lesser of (a) the Fair Market Value of such RSUs at the time of grant or (b) an amount equal to the number of such RSUs multiplied by the Fair Market Value of the Common Stock on the date of the Participant s termination of employment.

            (g) Involuntary Termination other than for Cause. If a Participant s employment is terminated by the Company other than for Cause, or if the Participant s employment terminates as a result of death or permanent disability, the Participant s nonvested RSUs shall be canceled. The Participant shall receive cash in an amount equal to the greater of (a) the Fair Market Value of such RSUs at the time of grant or
  (b) an amount equal to the number of such RSUs multiplied by the Fair Market Value of the Common Stock on the date of the Participant s termination of employment.

            (h) Committee s Discretion. The Committee shall have complete discretion to determine the circumstances of a Participant s termination of employment, including whether the same results from voluntary termination, permanent disability or involuntary termination by the Company, and the Committee s determination shall be final and binding on all parties and not subject to review or challenge by any Participant or other person.

            (i) Treatment of Dividends. Whenever dividends (other than dividends payable only in shares of Stock) are paid with respect to Stock, each Participant shall be paid an amount in cash equal to the number of his vested RSUs multiplied by the dividend value per share. In addition, each Participant s account shall be credited with an amount equal to the number of such Participant s nonvested RSUs multiplied by the dividend value per share. Amounts credited with respect to each nonvested RSU shall be paid, without interest, on the date the Participant becomes vested in such RSU, or when the Participant receives payment of his nonvested RSUs.

  9.        STOCK AWARDS

            The Committee may, subject to the limitations of the Plan, make Stock Awards, which shall consist of the grant of some number of shares of Common Stock to a Participant. Stock Awards shall be made subject to the following terms and conditions.

            (a) Payment of the Stock Award. Stock Awards may only be made in whole shares of Common Stock. Stock Awards may only be granted from shares reserved under the Plan and available for award at the time the Stock Award is made to the Participant.

            (b) Terms of the Stock Award. The Committee shall determine the dates on which Stock Awards granted to a Participant shall vest and any terms or conditions which must be satisfied prior to the vesting of any installment or portion of the Stock Award. Any such terms, or conditions shall be determined by the Committee as of the Date of Grant.

            (c) Termination of Employment or Service. Unless otherwise determined by the Committee, upon the termination of a Participant s employment or service for any reason other than termination for Cause, the Participant s unvested Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void. Unless otherwise determined by the Committee, or in the event of the Participant s termination for Cause, all unvested Stock Awards held by such Participant as of the effective date of such termination for Cause shall be forfeited and any rights such Participant had to such unvested Stock Awards shall become null and void.

            (d) Non-Transferability.

                (i)     The recipient of a Stock Award shall not sell,
                          transfer, assign, pledge, or otherwise encumber shares subject to Stock Award until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any swap transaction is deemed to be a prohibited encumbrance.

                (ii) Unless determined otherwise by the Committee and except in the event of the Participant s death or pursuant to a domestic relations order, a Stock Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Stock Award is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

                (iii) If a recipient of a Stock Award is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to such Stock Award may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant of the Stock Award.

            (e) Accrual of Dividends. Whenever shares of Common Stock underlying a Stock Award are distributed to a Participant or beneficiary thereof under the Plan, such Participant or beneficiary shall also be entitled to receive, with respect to each such share distributed, a payment equal to any cash dividends and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock if the record date for determining shareholders entitled to receive such dividends falls between the date the relevant Stock Award was granted and the date the relevant Stock Award or installment thereof is issued.

            (f) Voting of Stock Awards. After a Stock Award has been granted but for which the shares covered by such Stock Award have not yet been vested, earned and distributed to the Participant pursuant to the Plan, the Participant shall be entitled to vote such shares of Common Stock which the Stock Award covers pursuant to the rules and procedures adopted by the Committee for this purpose.

  10.       METHOD OF EXERCISE

            Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash, Common Stock or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, shares of Common Stock and other consideration, including exercises by means of a cashless exercise arrangement with a qualifying broker-dealer, as the Committee may specify in the applicable Award Agreement.

  11.       RIGHTS OF PARTICIPANTS

            No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained herein or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant s services.

  12.       DESIGNATION OF BENEFICIARY

            A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant s estate will be deemed to be the beneficiary.

  13.       DILUTION AND OTHER ADJUSTMENTS

        In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event an extraordinary capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution, or enlargement of the rights of the Participant, including any or all of the following:

        (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

        (b) adjustments in the aggregate number or kind of shares of Common Stock or other securities underlying Awards already made under the Plan;

        (c) adjustments in the Exercise Price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

            No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.
  All Awards under this Plan shall be binding upon any successors or assigns of the Company.

  14.       TAX WITHHOLDING

            Notwithstanding any other provision of the Plan, Awards under this Plan shall be subject to tax withholding to the extent required by any governmental authority. Any withholding shall comply with Rule 16b-3 or any amendment or successive rule. Shares of Common Stock withheld to pay for tax withholding amounts shall be valued at their Fair Market Value on the date the Award is deemed taxable to the Participant. Participants shall be responsible for paying any required tax withholding applicable under the exercise of an Option.

  15.       AMENDMENT OF THE PLAN AND AWARDS

            The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, provided however, that provisions governing grants of Incentive Stock Options, unless permitted by the rules and regulations or staff pronouncements promulgated under the Code shall be submitted for shareholder approval to the extent required by such law, regulation or interpretation.

            Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions of this Plan will remain in full force and effect.

         No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

  16.       EFFECTIVE DATE OF PLAN

            The Plan shall become effective upon approval by the Company's shareholders. The failure to obtain shareholder approval for such purposes will not effect the validity of the Plan and any Awards made under the Plan; provided, however, that if the Plan is not approved by shareholders the Plan shall remain in full force and effect, and any Incentive Stock Options granted under the Plan shall be deemed to be Non-statutory Stock Options and any Award intended to comply with Section 162(m) of the Code shall not comply with Section 162(m) of the Code.

  17.       TERMINATON OF THE PLAN

            The right to grant Awards under the Plan will terminate ten (10) years after the Effective Date. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant s vested rights under a previously granted Award.

  18.       APPLICABLE LAW

          The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

                           KOLLMORGEN CORPORATION

        Proxy Solicited on Behalf of the Board of Directors of Kollmorgen Corporation for the Annual Meeting, May 13, 1998

            The undersigned hereby constitutes and appoints GIDEON ARGOV, GEORGE P. STEPHAN, JAMES A. EDER, and each or any of them, with full power to act with or without the others and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Kollmorgen Corporation to be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts, at 10:00 a.m. on Wednesday, May 13, 1998, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of the Corporation shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

             Please mark votes
/ X / as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

1.          ELECTION OF FOUR DIRECTORS.

        Class II Nominees are Gideon Argov, Robert J. Cobuzzi, Geoffrey S. Rehnert, and George P. Stephan.

                FOR ALL                          WITHHELD
                NOMINEES*   /__/             FROM ALL           /__/
                                             NOMINEES

      /__/ ________________________________________________________________
      (* INSTRUCTION: To withhold authority to vote for any nominee, write such nominee's name(s) above.)

2.          APPROVAL OF THE 1998 MANAGEMENT    FOR     AGAINST    ABSTAIN
            STOCK INCENTIVE PLAN.             /__/      /__/        /__/

3. In their discretion, upon the transaction of other business as may properly come before the meeting.


                                           /__/  MARK HERE FOR ADDRESS
                                                 CHANGE AND NOTE AT LEFT.


                                           /__/  MARK HERE IF YOU PLAN
                                                 TO ATTEND THE MEETING.

Please sign exactly as your name appears herein. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer and indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign.

Signature: ..................................... Date ...................


Signature: ..................................... Date ...................